Exhibit 11


                      WESTERN COUNTRY CLUBS, INC.

                   CALCULATION OF EARNINGS PER SHARE

                           DECEMBER 31, 1998


                                                                   Weighted
                                             Shares       Days      Average
                                    Date   Outstanding Outstanding   Shares
                                  -------- ----------- ----------- ---------
BASIC EARNINGS (LOSS) PER SHARE:
  Common shares outstanding at
    December 31, 1998             12/31/98   3,734,721     365      3,734,721

  10% Preferred stock                           40,000     365         40,000

  12% Preferred stock              2/23/99      14,500      53          2,105

  Common stock issued in
    settlement of accounts
    payable                        1/1/98      15,000      365         15,000

  Common stock issued in
    settlement of accounts
    payable                         2/3/99     40,000      331         36,274

  Common stock issued in
    settlement of accounts
    payable                         6/23/99     1,000      191            523

  Derrick & Briggs - 6/30/99 -
    50,000 for legal services
    performed                       6/30/99    50,000      184         25,205

  Common stock issued for
    settlement of litigation        6/23/99     5,000      191          2,617

  Exercise of stock options         7/23/99    30,000      161         13,233

  Common stock issued to
    acquire restaurant             12/31/99   360,000        1            986
                                             --------               ---------
  Shares outstanding at
    December 31, 1999                        4,290,221              3,870,665
                                             =========             ==========

      Net earnings (loss)                                          $ (486,052)
                                                                   ==========


      Basic earnings (loss) per share                              $    (0.13)
                                                                   ==========

FULLY DILUTED EARNINGS (LOSS) PER SHARE:
  Shares outstanding at December 31, 1999                           3,870,665
  Stock Options                                                       618,000
  Stock Warrants                                                    1,935,000
                                                                   ----------
                                                                    6,423,665
                                                                   ==========
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